FIRST AMENDMENT TO
                        PHOENIX EQUITY OPPORTUNITIES FUND
                              MANAGEMENT AGREEMENT


     THIS AMENDMENT made effective as or the 1st day of January, 1994 by and between PHOENIX EQUITY OPPORTUNITIES FUND, f/k/a National Stock Fund (hereinafter called the "Trust") and NATIONAL SECURITIES & RESEARCH CORPORATION (hereinafter called "National").

                                    Preamble
                                    --------

     The Trust and National have entered into a certain Management Agreement dated May 14, 1993 (the "Agreement") wherein National agreed inter alia, to provide its advice and assistance to the Trust in exchange for which the Trust agreed to pay a prescribed fee to National.

     On June 30, 1993, the Board of Trustees of the Trust approved an amendment to the Trust's Declaration of Trust changing the name of the Trust to Phoenix Equity Opportunities Fund.

     On August 25, 1993, the Board of Trustees of the Trust also approved an amendment reducing the management fees payable to National to a monthly fee equivalent to the annual rate of 0.70% of the Trust's average daily net assets up to $1 billion, 0.65% of the Trust's average daily net assets from $1 to $2 billion, and 0.60% of the Trust's average daily net assets in excess of $2 billion.

     Accordingly, parties intend to amend the Agreement to reflect the present name of the Trust and the revised management fees payable to National.

     NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the parties mutually agree that the Agreement is hereby revised as follows:

     1. Any and all references to "National Stock Fund" are hereby deleted and "Phoenix Equity Opportunities Fund" is substituted therefor.

     2. The first full paragraph within paragraph numbered 6 of the Agreement is hereby deleted and the following is inserted in lieu thereof:

     As compensation to National, the Trust will pay National a management fee equivalent to the annual rate of 0.70% of the Trust's average daily net assets up to


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     $1 billion, 0.65% of the Trust's average daily net assets from $1 to $2 billion, and 0.60% of the Trust's average daily net assets in excess of $2 billion.

     National's fee will be accrued daily against the value of the Trust's net assets and will be payable by the Trust on the last business day of each month.

     Except as herein modified, all other terms and provisions set forth in the Agreement shall be and remain in full force and effect.

     IN WITNESS WHEREOF, the parries hereto have caused this agreement to be executed by their officers thereunto duly authorized as of the day and year first above written.

                        PHOENIX EQUITY OPPORTUNITIES FUND


                          By: /s/ Philip R. McLoughlin
                                                ------------------------------
                                            Name:    Philip R. McLoughlin
                                            Title:   President

Attest:


By:  /s/ Richard J. Wirth
     -----------------------------
     Richard J. Wirth
     Assistant Secretary

                         NATIONAL SECURITIES & RESEARCH
                                            CORPORATION


                             By: /s/ Michael Haylon
                                                ------------------------------
                                            Name:    Michael Haylon
                                            Title:   Vice President
Attest:


By:  /s/ Patricia O. McLaughlin
     -----------------------------
         Patricia O. McLaughlin
         Assistant Secretary